Exhibit 10.4

$5,000,000.00	Dated: Effective May 31, 2005

Carrington, ND

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, DNA Dreamfields Company, LLC, an Ohio limited liability company (hereinafter “Borrower”), hereby agrees and promises to pay to the order of Dakota Growers Pasta Company, Inc., a North Dakota corporation or its assigns (“Lender”) at One Pasta Avenue, Carrington, North Dakota  58421-2500, or at such other place as Lender, or assigns, may from time to time designate, the principal sum of FIVE MILLION and 00/100ths Dollars ($5,000,000.00), or such lesser sum as shall have been advanced by Lender to Borrower pursuant to the terms of the 2005 Line of Credit Loan Agreement, dated of even date herewith, by and between Borrower and Lender (the “Loan Agreement”), together with interest on any and all amounts remaining unpaid thereon from time to time from the date of disbursement (computed on the basis of actual days elapsed in a year of 360 days) at a per annum interest rate determined in accordance with Schedule 1 hereto.

This Note shall be payable in a monthly installment of interest only on the thirtieth day of the month following the month hereof and continuing on the 30th day of each succeeding month until the Note is paid in full.  The unpaid principal balance, together with all accrued and unpaid interest, if not sooner paid, shall be due and payable in full on May 31, 2010.  In addition to the interest, payment of the principal amounts outstanding from time to time shall commence upon the earlier to occur of a) ten (10) months after the date of the first advance from the Lender to the Borrower pursuant to this Promissory Note and the associated Loan Agreement and b) the principal amount outstanding under this Promissory Note and the associated Loan Agreement equals the maximum loan amount of Five Million Dollars ($5,000,000).  The date of the earlier event to occur of a) or b) above shall be referred to as the “Principal Reduction Date”.  Commencing thirty (30) days after the end of the calendar month in which the Principal Reduction Date occurred and continuing each month thereafter while any principal amounts remain outstanding hereunder, the Borrower shall pay to the Lender an amount equal to the Net Income of Borrower as determined pursuant to generally accepted accounting principles with respect to a particular calendar month, less any cash or other reserve established by the Borrower pursuant to the decision of the “Managing Member” (as defined in the Borrower’s Amended and

Restated Operating Agreement).  The Borrower reserves the right to prepay this Note in whole or in part without premium or penalty.

The full and timely payment of this Note, together with Borrower’s obligations under the Loan Agreement, shall be secured by a LLC Unit Pledge Agreement of this date.

This Note is subject to the terms and conditions of the Loan Agreement, which are incorporated herein by reference and made a part hereof.

Any event of default under the Loan Agreement shall constitute an “Event of Default” hereunder.

The Borrower acknowledges that payments on the various scheduled due dates are of essence and that any failure to timely pay the principal or interest (within any permitted grace period) permits Lender to declare this Note immediately due and payable in cash in its entirety without any prior notice of any kind to Borrower (subject, however, to i) delivery of such specific notices as are provided for in the Loan Agreement and ii) Borrower’s right to prevent an Event of Default by taking action during the periods specified in the Loan Agreement).

If this Note is not paid when due, Borrower shall pay Lender all expenses and costs of collection, or any other action taken as a result thereof, including, but not limited to, reasonable attorney’s fees and costs, whether or not suit or other formal action has been commenced.

Borrower waives presentment for payment, protest and notice of non-payment and dishonor or any other notice otherwise provided by law.  Any provision of this Note may be amended, modified or waived upon the written consent of the Borrower and Lender.  The Borrower shall pay principal and interest under the Note without any deduction for any set-off or counterclaim.

The rights and remedies of Lender under this Note shall be cumulative and not alternative.  No delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or any other remedy under this Note.  A waiver of any one occasion or occasions shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

The validity, construction and enforceability of the Note shall be governed by the internal laws of the State of North Dakota, without giving effect to conflict of law principles thereof.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the day and year first above written.

DNA Dreamfields Company, LLC

By	/s/ Mike Crowley
Its	President

STATE OF OHIO	)
) ss:
COUNTY OF BUTLER	)

The foregoing instrument was acknowledged before me this 23rd day of June, 2005, by Mike Crowley, the President of DNA Dreamfields Company, LLC, an Ohio limited liability company, by and on behalf of the limited liability company.

/s/ Judy K. Payne

Notary Public

My Commission Expires 9/9/2006

SCHEDULE 1

CALCULATION OF INTEREST RATE

Interest shall begin to accrue on the date any amounts are advanced to the Borrower by the Lender under this Promissory Note and, unless another rate of interest becomes applicable pursuant to this Schedule 1, shall accrue at an annual rate equal to the thirty (30) day LIBOR rate as of the date of this Promissory Note plus 8.0 percent per annum.

After each calendar quarter during the term of this Promissory Note and based on the financial results achieved by the Borrower during the then-most recently ended calendar quarter (the “Measuring Quarter”), the Lender and the Borrower shall adjust the interest rate applicable to amounts outstanding during the calendar quarter following the Measuring Quarter as follows:

A.                                   If, during the Measuring Quarter, the Borrower’s “Adjusted Income” (as defined below) shall exceed $2.0 million, the interest rate applicable during the following quarter shall be the then-current LIBOR thirty (30) day rate as adjusted from time to time during the applicable quarter (the “then-current LIBOR rate”) plus 7.5% percent per annum.

B.                                     If, during the Measuring Quarter, the Borrower’s “Adjusted Income” shall exceed $2.4 million, the interest rate applicable during the following quarter shall be the then-current LIBOR rate plus 7.0% percent per annum.

C.                                     If, during the Measuring Quarter, the Borrower’s “Adjusted Income” shall exceed $2.8 million, the interest rate applicable during the following quarter shall be the then-current LIBOR rate plus 6.5% percent per annum.

D.                                    If, during the Measuring Quarter, the Borrower’s “Adjusted Income” shall exceed $3.2 million, the interest rate applicable during the following quarter shall be the then-current LIBOR rate plus 6.0% percent per annum.

E.                                      If, during the Measuring Quarter, the Borrower’s “Adjusted Income” shall exceed $3.6 million, the interest rate applicable during the following quarter shall be the then-current LIBOR rate plus 5.5% percent per annum.

F.                                      If, during the Measuring Quarter, the Borrower’s “Adjusted Income” shall exceed $4.0 million, the interest rate applicable during the following quarter shall be the then-current LIBOR rate plus 5.0% percent per annum.

For purposes of this Promissory Note, “Adjusted Income” shall mean the Borrower’s income during the twelve (12) calendar months preceding the end of the applicable Measuring Quarter,

determined without regard to the interest paid or accrued by the Borrower during such twelve (12) month period and the advertising costs paid or accrued by the Borrower during such period.

From and after the date of any Event of Default (as defined in this Promissory Note) interest on any amounts outstanding as of the date of the Event of Default shall accrue at the “Default Interest Rate”, from the date of such Event of Default until all such amounts have been paid in full.  For purposes of this Promissory Note, the phrase “Default Interest Rate” shall mean an annual rate of interest equal to (a) interest determined in accordance with the other provisions of this Schedule 1 plus (b) two percent (2%) per annum.